UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2018

BAIN CAPITAL SPECIALTY FINANCE, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01175	81-2878769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 CLARENDON STREET, 37TH FLOOR, BOSTON, MA	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 516-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2018, Bain Capital Specialty Finance, Inc. (the “Company”), through BCC Middle Market CLO 2018-1 LLC (the “Issuer”), a Delaware limited liability company and a wholly owned and consolidated subsidiary of the Company, completed its $451.2 million term debt securitization (the “CLO Transaction”). The notes offered by the Issuer in the CLO Transaction (the “2018-1 Notes”) are secured by a diversified portfolio of the Issuer consisting primarily of middle market loans and participation interests in middle market loans, the majority of which are senior secured loans. The CLO Transaction was executed through a private placement of: $205.9 million of AAA/AAA Class A-1A Notes, which bear interest at three-month London Interbank Offered Rate (“LIBOR”), plus 1.55%; $45.0 million of AAA/AAA Class A-1B Notes, which bear interest at three-month LIBOR plus 1.50% for the first 24 months and three-month LIBOR plus 1.80% thereafter; $55.1 million of AA Class A-2 Notes, which bear interest at three-month LIBOR plus 2.15%; $29.3 million of A Class B Notes, which bear interest at three-month LIBOR plus 3.00%; and $30.4 million of BBB- Class C Notes, which bear interest at three-month LIBOR plus 4.00%. The Company has held 100% of the membership interests (the “Membership Interests”) in the Issuer since the Issuer’s formation on August 3, 2018. The Membership Interests do not bear interest and had a nominal value of approximately $85.5 million at closing of the CLO Transaction. The 2018-1 Notes are scheduled to mature on October 20, 2030. On the closing date of the CLO Transaction, in consideration of the Company’s transfer to the Issuer of the initial closing date loan portfolio, which included loans distributed to the Company by BCSF I, LLC, a wholly owned subsidiary of the Company (the “Financing Subsidiary”), the Issuer transferred to the Company a portion of the net cash proceeds received from the sale of the 2018-1 Notes. To the extent that the fair market value of the initial closing date loan portfolio sold to the Issuer exceeds the cash purchase price paid by the Issuer in consideration of such loan portfolio, such excess will be deemed a capital contribution made by the Company to the Issuer in respect of the Membership Interests that the Company holds in the Issuer.

The 2018-1 Notes are the secured obligations of the Issuer, and the indenture governing the 2018-1 Notes includes customary covenants and events of default. The 2018-1 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The Company will serve as portfolio manager to the Issuer pursuant to a portfolio management agreement between the Company and the Issuer (the “Portfolio Management Agreement”). For so long as the Company serves as portfolio manager, the Company will elect to irrevocably waive any base management fee or subordinated interest to which it may be entitled under the Portfolio Management Agreement.

The Financing Subsidiary is the borrower under a senior secured revolving credit facility (the “BCSF Revolving Credit Facility”) among Goldman Sachs Bank USA and certain other parties thereto (collectively, the “BCSF Revolving Credit Facility Parties”). In connection with the closing of the CLO Transaction, on September 28, 2018, the applicable BCSF Revolving Credit Facility Parties consented to release from the lien held on the loans to be distributed to the Company on the closing date of the CLO Transaction and to waive certain requirements to effect such distribution.  In consideration therefor, the Company will use a portion of the net cash proceeds transferred to it by the Issuer in consideration for the initial closing date loan portfolio to prepay a portion of the outstanding advances under the BCSF Revolving Credit Facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Bain Capital Specialty Finance, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAIN CAPITAL SPECIALTY FINANCE, INC.

Date: September 28, 2018	By:	/s/ Michael Treisman
		Name:	Michael Treisman
		Title:	Secretary